Exhibit 99.1

EXPRESSJET REPORTS FIRST QUARTER 2007 EARNINGS

            HOUSTON, May 9, 2007 - ExpressJet Holdings, Inc. (NYSE:XJT) today reported first quarter net income of $10.2 million, or $0.18 diluted earnings per share.

            “This quarter reflects the transitional year that this company will undertake to diversify our business platform for the benefit of a superior long-term strategy position.  Supported by the service delivery capability of our organization, we made significant strides in this quarter developing our branded and our corporate/charter flying, all while delivering the very best customer service for Continental Airlines under our capacity purchase agreement.  All of the employees of ExpressJet should take enormous pride in all that they accomplished,” said President and CEO Jim Ream.

FIRST QUARTER REVIEW

Operational Review

            First quarter operating revenue increased 1.5% to $412.1 million, versus $405.8 million in the first quarter of 2006.  During the quarter, ExpressJet transitioned 34 aircraft from its capacity purchase agreement with Continental Airlines.  As of March 31, nine aircraft were ready to launch April 2 in the ExpressJet branded network; seven aircraft were in paint, modification or maintenance lines; and 20, including two aircraft released in December 2006, were operating under dedicated charter contracts or being marketed for ad-hoc charter opportunities.

            Also during the quarter, ExpressJet entered into a two-year capacity purchase agreement with Delta Air Lines.  The agreement covers 10 ERJ-145XR aircraft that will be placed into service at the Los Angeles International Airport (LAX) during June 2007.  Delta will be responsible for scheduling, marketing, pricing and revenue management on the aircraft and will collect all passenger revenues.  ExpressJet will operate, maintain and finance the aircraft.

            ExpressJet is currently in the process of negotiating a definitive agreement pursuant to which it will operate an additional eight aircraft at LAX on behalf of Delta beginning July 1, 2007 under a pro-rate arrangement.  Under this arrangement, ExpressJet will be responsible for local market pricing and revenue management, the operation and maintenance of the aircraft and will share responsibility for the schedule and marketing with Delta.  ExpressJet expects to earn a pro-rated portion of the fare plus an incentive for passengers connecting onto Delta's network.

            ExpressJet announced its branded flying network during the quarter and began selling tickets on its website, www.xjet.com.  Tickets are also available for sale through travel agencies and other online distributors such as Orbitz, Travelocity, Expedia and CheapTickets.com.  To date, ExpressJet has inaugurated service in 20 of the 24 cities it currently plans to serve.  All routes are scheduled to be operating by June 12, 2007.

            During the first quarter, ExpressJet and Continental submitted their disagreements relating to 2007 rates under their capacity purchase agreement to binding arbitration in accordance with the terms of the agreement.  The arbitration is scheduled to be held June 25-29, 2007 and a final decision is expected approximately 20 days after the hearing ends.  ExpressJet does not intend to issue any reports on the progress of the arbitration until the panel issues its final decision.

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ExpressJet Reports First Quarter 2007 Earnings/Page 2

Financial Review

            ExpressJet’s first quarter 2007 operating income reflected a 3.5% operating margin, as compared with an operating margin of 9.2% for the first quarter 2006.  Three main factors contributed to the company’s decreased year-over-year operating margin:  ExpressJet continuing to be paid under the 2006 rate structure while in arbitration, but incurring costs at 2007 rates; higher than expected pilot training costs that are not reimbursable under the capacity purchase agreement with Continental; and expenses associated with the company’s transition of 36 aircraft from the Continental capacity purchase agreement.

            ExpressJet ended the first quarter of 2007 with $318.4 million in cash and cash equivalents, including $11.5 million in restricted cash, an increase of $15.5 million over year-end.

            Capital expenditures totaled $11.7 million for the first quarter 2007 compared to $6.3 million during the same period in 2006.  ExpressJet anticipates capital expenditures totaling approximately $33 million for the remainder of 2007.

            Duringthe first quarter, Holdings did not make any purchases under its previously announced securities repurchase program.

            ExpressJet will conduct a telephone briefing to discuss its first quarter results Wednesday, May 9, at 10:00 a.m. EDT (9:00 a.m. CDT).  A live webcast of this briefing will be available online at expressjet.com – investors.

CORPORATE BACKGROUND

            ExpressJet Holdings operates numerous divisions designed to leverage its management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves over 150 destinations in North America with more than 1,200 departures per day.  Operations include capacity purchase and pro-rate agreements for mainline carriers; providing clients customized 50-seat charter options; training services through its world-class facility in Houston, Texas; and branded flying, providing non-stop service to markets concentrated in the West, Midwest and Southeast regions of the United States.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

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ExpressJet Reports First Quarter 2007 Earnings/Page 3

            Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in these forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of our revenue; the capacity purchase agreement with Continental could be terminated; the results of ExpressJet’s arbitration with Continental over the 2007 rates to be charged under the Continental capacity purchase agreement may have an adverse effect on our results; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to ExpressJet; ExpressJet’s new operations may be less profitable than historical results; competitive responses to the company’s branded entry into new markets; certain tax matters; reliance on technology and third party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; and competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its 2006 annual report on Form 10-K.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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ExpressJet Reports First Quarter 2007 Earnings/Page 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended March 31,

	2007	2006	Increase/ (Decrease)

Operating Revenue	$412,056	$405,784	1.5%

Operating Expenses:
Wages, salaries and related costs	104,983	92,525	13.5%
Aircraft rentals	84,583	81,591	3.7%
Aircraft fuel and related taxes	53,586	52,987	1.1%
Maintenance, materials and repairs	48,553	45,753	6.1%
Ground handling	24,224	23,508	3.0%
Other rentals and landing fees	28,377	27,236	4.2%
Outside services	14,892	12,168	22.4%
Depreciation and amortization	6,512	6,429	1.3%
Other operating expenses	32,006	26,260	21.9%

	397,716	368,457	7.9%

Operating Income	14,340	37,327	(61.6%)

Nonoperating Income (Expense):
Interest expense	(1,800)	(2,051)	(12.2%)
Interest income	3,894	2,975	30.9%
Capitalized interest	175	101	73.3%
Equity investment income (loss)	(98)	(390)	(74.9%)
Other, net	(58)	46	nm

	2,113	681	nm

Income before Income Taxes and Dividends	16,453	38,008	(56.7%)
Income Tax Expense	6,286	14,254	(55.9%)

Net Income	10,167	23,754	(57.2%)

Basic EPS	$0.19	$0.44	(56.8%)
Diluted EPS	$0.18	$0.40	(55.0%)
Operating Margin	3.5%	9.2%	(5.7	pts)

Basic Shares Used for EPS Calculation	53,956	53,798	0.3%
Diluted Shares Used for EPS Calculation	61,713	61,432	0.5%

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ExpressJet Reports First Quarter 2007 Earnings/Page 5

Non-GAAP Financial Reconciliations
Three Months Ended March 31, 2007

Operating Margin Reconciliation:
Target Operating margin per the Continental capacity purchase agreement (CPA)(1)	10.0%
Adjustments:
Add: Other unreconciled CPA costs (2)	(1.5%)
Add: Incentives (penalties) (3) received under the CPA

CPA Operating Margin	8.5%

Add: Transition and non-CPA related costs, net	(5.0%)

Actual operating margin as reported	3.5%

(1)

Under the Continental CPA, the operating margin effective January 1, 2005 was to be between 8.5% and 10% each quarter, but including unanticipated changes in labor costs, the results did not drive the margin below the margin floor (8.5%).  Airlines can continue to receive incentive payments, which may bring its operating margin above 10%.

(2)	These expenses represent costs that have not been reconciled under the Continental CPA due to ExpressJet being paid at 2006 rates during the arbitration process or costs that will remain unreconciled.
(3)

The performance incentive payments were made to Airlines primarily due to its high controllable completion factor (which excludes weather and air traffic control cancellations).  Effective January 1, 2005, Airlines is only required to pay Continental a penalty for controllable completion factors below 99.5%.

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